Exhibit 99.1
IDM Pharma Reports Financial Results for the Three and
Nine Months Ended September 30, 2005
SAN DIEGO — November 14, 2005. IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter and nine months ended September 30, 2005. Financial information as of and for the periods ended September 30, 2005 represents the consolidated results of IDM Pharma (formerly Epimmune Inc.) and its subsidiary, IDM S.A., following the closing of their business combination on August 16, 2005. Financial information for prior periods represents the historical financial information for IDM S.A. which was deemed to be the acquirer in the business combination for accounting purposes.
“IDM has accomplished significant milestones since we closed our business combination in mid-August which keeps us on track to meet our main corporate objectives,” said Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM. “We have successfully manufactured the first lot of our lead product candidate Junovan™, for the treatment of Osteosarcoma, to support our planned filing for marketing authorization in the U.S. and Europe by mid-2006. We announced positive results from our Phase II Uvidem® melanoma vaccine trial in the U.S. which allowed us to move to the second stage of enrollment. And finally, last week we announced that we had launched a Phase II trial of Uvidem in Europe where we and our partner for Uvidem, Sanofi-Aventis, are testing the potential synergy of Uvidem with an immuno-modulator already used in the treatment of melanoma. Our objective here is to boost the immune response to generate more measurable and durable clinical benefits for the patients enrolled in our clinical trials.”
Financial Results
Revenue for the three and nine months ended September 30, 2005 was $2.1 million and $5.2 million, respectively, compared to $1.6 million and $4.3 million for the same periods in 2004. Net loss for the three and nine months ended September 30, 2005 was $20.2 million and $29.5 million, respectively, compared to $14.5 million and $24.1 million for the corresponding periods in 2004. Both the three and nine months ended September 30, 2005 included the impact of the non-cash, $13.3 million write-off of acquired in process research and development related to the business combination. Basic and diluted net loss per share for the three and nine months ended September 30, 2005 was $1.87 and $3.19, respectively, compared to $1.98 and $3.29 basic and diluted net loss per share for the corresponding periods in 2004. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the business combination. Cash and cash equivalents stood at $21.3 million as of September 30, 2005. Financial details appear in the accompanying schedules.
The increase in revenue during the third quarter of 2005 compared to the same period in 2004 was primarily due to reimbursements under National Institutes of Health (NIH) grants and contracts included as a result of the business combination.

The increase in revenue during the nine months ended September 30, 2005 compared to the corresponding period in 2004 was due to an increase in reimbursements under the Company’s collaboration agreement with Sanofi-Aventis and reimbursements under the NIH grants and contracts.
Research and development (R&D) expenses for the three and nine months ended September 30, 2005 were $5.0 million and $14.7 million, respectively, compared to $4.8 million and $14.0 million for the same periods in 2004. The increase in R&D expenses during the three and the nine months ended September 30, 2005 compared to the corresponding periods in the prior year was due primarily to activities under the Company’s NIH grants and contracts as well as its clinical trials of EP-2101 in non-small cell lung cancer resulting from the business combination, partially offset by lower amortization expenses in 2005.
The Company had expenses associated with impairment of patents and licenses of $2.0 and $2.3 million for the three and nine months ended September 30, 2005, respectively, compared to $7.2 million for both the three and nine months ended September 30, 2004. The 2005 amounts relate primarily to a $2.0 million license fee paid, through the issuance of Company stock, to Sanofi-Aventis for rights to commercialize products using interleukin-13 (IL-13), a compound that contributes to the transformation of white blood cells into specialized immune cells called dendritic cells. The full amount was written off in accordance with the Company’s policy since no program which uses IL-13 has reached Phase III development. The 2004 amounts relate to licenses to certain antibodies from Medarex which the Company is not currently pursuing development of and therefore wrote off in accordance with its established policies.
Selling and marketing expenses, which include business development costs, trade conferences and the Company’s pre-launch activities for its lead product candidate Junovan™, were $0.4 million and $1.0 million, respectively, for the three and nine months ended September 30, 2005, compared to $0.2 million and $0.8 million for the same periods in 2004.
General and administrative (G&A) expenses for the three and nine months ended September 30, 2005 were $1.8 million and $4.7 million, respectively, compared to $4.1 million and $7.0 million for the same periods in 2004. Higher comparative operating expenses in 2004 included a write off of $2.9 million for legal, investment banking and accounting charges related to a proposed public offering in Europe of stock in IDM S.A. that was terminated, partially offset by $0.6 million in incremental G&A expenses following the business combination.
Interest income for the three and nine months ended September 30, 2005, and the corresponding periods in 2004 were $0.1 million and $0.5 million, respectively.
The Company recorded an income tax benefit of $0.1 million and $0.7 million for the three and nine months ended September 30, 2005, respectively, compared to $0 and $0.1 million for the corresponding periods in 2004. The increase in the tax benefit was due to a favorable adjustment in the method of calculation of the research tax credit at the Company’s subsidiary in France.

About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer and infectious disease. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.
IDM Pharma currently has 7 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.
IDM Pharma has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the anticipated benefits to the Company of its collaborations and NIH grants and contracts, the Company’s progress toward meeting its corporate objectives, the timing for planned filing for marketing authorization in the U.S. and Europe, and the potential clinical benefits of the Phase II trial of Uvidem recently begun in Europe. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether preclinical and early clinical development work together with efficacy data from the completed Phase III trial of Junovan will be considered adequate by regulatory authorities for a determination of marketing authorization, the possibility that the new product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, whether clinical trial results to date are predictive of results of any future clinical trials, the possibility that Uvidem may not prove to be safe or show evidence of clinical activity in the current Phase II trials in Europe and the US, the possibility that combining Uvidem with an immuno-modulator may not boost the immune response generated by Uvidem and may not result in more measurable and durable clinical benefits for the patients enrolled in our clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2005	2004	2005	2004

Revenues:
Research grants and contract revenue	$507	$—	$507	$—
License fees and milestones	73	—	73	—
Related party revenue	1,470	1,431	4,611	4,086
Other revenue	6	191	35	191

Total revenues	2,056	1,622	5,226	4,277

Costs and expenses:
Research and development	4,979	4,837	14,656	14,026
Impairment of patents and licenses	2,030	7,230	2,325	7,230
Selling and Marketing	351	174	1,001	838
General and administrative	1,790	4,095	4,686	6,960
Acquired in process research and development	13,300	—	13,300	—

Total costs and expenses	22,450	16,336	35,968	29,054

Loss from operations	(20,394)	(14,714)	(30,742)	(24,777)

Interest income, net	139	139	482	551
Foreign currency exchange gain (loss)	(50)	37	57	26

Loss before income tax benefit	(20,305)	(14,538)	(30,203)	(24,200)
Income tax benefit	120	32	697	65

Net Loss	(20,185)	(14,506)	(29,506)	(24,135)

Net loss per share — basic and diluted	$(1.87)	$(1.98)	$(3.19)	$(3.29)

Shares used in computing net loss per share — basic and diluted	10,821	7,330	9,254	7,330

Comprehensive Loss:
Net Loss	$(20,185)	$(14,506)	$(29,506)	$(24,135)
Other Comprehensive Income (loss)	47	377	(3,834)	358

Comprehensive Loss	$(20,138)	$(14,129)	$(33,340)	$(23,777)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 30,	December 31,
	2005	2004

Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$21,252	$41,777
Other current assets	5,166	3,995

Total current assets	26,418	45,772

Restricted cash	354	—
Property and equipment, net	3,190	2,942
Patents, trademarks and licenses, net	5,735	5,301
Goodwill	13,865	—
Patents, trademarks and licenses, net	1,858	1,274

Total assets	$51,420	$55,289

Liabilities and stockholders’ equity:
Current liabilities	$9,388	$8,603
Other liabilities	4,250	4,185
Stockholders’ equity	37,782	42,501

Total liabilities and stockholders’ equity	$51,420	$55,289

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